Exhibit 99.2

News Release

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY PRICES $300 MILLION OF SENIOR NOTES
HOUSTON, May 13, 2008 — Copano Energy, L.L.C. (NASDAQ: CPNO) and its subsidiary, Copano Energy Finance Corporation, announced today a private placement to eligible purchasers of $300 million in aggregate principal amount of 7.75% senior unsecured notes due 2018 at an offering price equal to 100% of par.
     The offering is expected to close on May 16, 2008, subject to customary closing conditions. Copano intends to use the net proceeds from the offering to repay a portion of the indebtedness outstanding under its senior secured revolving credit facility.
     The offering has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and the senior unsecured notes may not be offered or sold in the United States absent such registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes have been sold only to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.
     This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include the Company’s plans to complete its private placement of $300 million of senior unsecured notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions and operational developments with respect to the Company. These and other risks and assumptions are described in the Company’s most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.